Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement (Form S-8 No. 333-118361) pertaining to the 2004 Stock Incentive Plan of Cedar Shopping Centers, Inc. of our reports dated March 13, 2008, with respect to the consolidated financial statements and schedule of Cedar Shopping Centers, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Cedar Shopping Centers, Inc. filed with the Securities and Exchange Commission.

Ernst & Young LLP

New York, New York

August 6, 2008